EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Ares Private Markets Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$21,610,742.90	(a)	0.014760%	$3,189.75	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$21,610,742.90	(a)
Total Fees Due for Filing				$3,189.75
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$3,189.75

(a) Calculated as the aggregate maximum purchase price for shares of beneficial interest.

(b) Calculated at 0.014760% of the Transaction Valuation.